EXHIBIT 99

FOR IMMEDIATE RELEASE

K. EARL DURDEN RE-ELECTED DIRECTOR AT SUPERIOR BANCORP

BIRMINGHAM, AL – October 13, 2009 – Superior Bancorp (NASDAQ: SUPR) announced today that K. Earl Durden has been re-elected as a director of Superior Bancorp and Superior Bank.   "Earl is recognized as an outstanding businessman throughout the southeast.  Earl has been a tremendous contributor to our board in the past and I look forward to again have his valuable insight as we continue to grow our bank," said Stan Bailey, Chairman and Chief Executive Officer of Superior Bancorp.

Mr. Durden is Chairman and CEO of Durden Enterprises II, Inc. and he serves as a Director of Magic Broadcasting, LLC.  He has more than thirty years of experience in the start-up and operation of feeder line railroads, a trucking company, and transportation leasing as an officer, director and consultant.  He was formerly Vice President and General Manager, Director and member of the Executive Committee of the Chattahoochee Industrial Railroad in Cedar Springs, Georgia from 1967 to 1975 when he began his transportation consulting practice.  While consulting, his clients included E.I. duPont De Nemours of Wilmington, Delaware; Jim Walters Corporation of Tampa, Florida; and Lunday-Thagard Oil Company of Southgate, California.

Bailey continued, “I have known Earl for several years and have experienced first-hand the expertise that he will bring to our board.  Earl not only has a track record of building successful businesses but also one of community involvement in helping the State of Florida grow. We remain committed to the belief that our board should be representative of all of our major markets, and Earl’s re-election helps solidify that commitment.”

Mr. Durden was a member and State Coordinator of the Executive Reservist in the Office of Emergency Transportation and Past President, Director and member of the Executive Committee of Tri-Rivers Waterway Development Association.  Mr. Durden is a past Chairman of the Florida Transportation Commission and served as a Commission Member for eight years.  Mr. Durden is a past Chairman of the American Short Line and Regional Railroad Association and served on its Legislative Policy Committee.  He was also a member of the Florida Base Relocation Appointment Committee.  He is also on the Board of the Florida Council of 100, Director of the James Madison Institute, and Director and past Chairman of the Florida Justice Reform Institute in addition to numerous other organizations.

About Superior Bancorp

Superior Bancorp is a $3.2 billion thrift holding company headquartered in Birmingham, Alabama. The principal subsidiary of Superior Bancorp is Superior Bank, a Southeastern community bank that currently has 72 branches, with 44 locations throughout the state of Alabama and 28 locations in Florida.  Superior Bank also operates 24 consumer finance offices in North Alabama as 1st Community Credit and Superior Financial Services.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf.  Some of the disclosures in this release, including any statements preceded by, followed by or which include the words “may,” “could,” “should,” “will,” “would,” “hope,” “might,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “assume” or similar expressions constitute forward-looking statements. These forward-looking statements, implicitly and explicitly, include the assumptions underlying the statements and other information with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business, including our expectations and estimates with respect to our revenues, expenses, earnings, return on equity, return on assets, efficiency ratio, asset quality, the adequacy of our allowance for loan losses and other financial data and capital and performance ratios. Although we believe that the expectations reflected in our forward-looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors (some of which are beyond our control). Such forward-looking statements should, therefore, be considered in light of various important factors set forth from time to time in our reports and registration statements filed with the SEC. The following factors, among others, could cause our financial performance to differ materially from our goals, plans, objectives, intentions, expectations and other forward-looking statements: (1) the strength of the United States economy in general and the strength of the regional and local economies in which we conduct operations; (2) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; (3) inflation, interest rate, market and monetary fluctuations; (4) our ability to successfully integrate the assets, liabilities, customers, systems and management we acquire or merge into our operations; (5) our timely development of new products and services in a changing environment, including the features, pricing and quality compared to the products and services of our competitors; (6) the willingness of users to substitute competitors’ products and services for our products and services; (7) the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies; (8) our ability to resolve any legal proceeding on acceptable terms and its effect on our financial condition or results of operations; (9) technological changes; (10) changes in consumer spending and savings habits; (11) the effect of natural disasters, such as hurricanes, in our geographic markets; (12) regulatory, legal or judicial proceedings; (13) the continuing instability in the domestic and international capital markets; (14) the effects of new and proposed laws relating to financial institutions and credit transactions; and (15) the effects of policy initiatives that have been and may continue to be  introduced by the new Presidential administration and related regulatory actions.

Superior Bancorp disclaims any intent or obligation to update "forward-looking statements."

More information on Superior Bancorp and its subsidiaries may be obtained over the Internet, http://www.superiorbank.com or by calling 1-877-326-BANK (2265).